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                             EMPLOYMENT AGREEMENT

THIS AGREEMENT is entered into as of February 16, 2000 by and between Craig Crawford (the "EMPLOYEE") and GENISYS INFORMATION SYSTEMS, INC. (the
"COMPANY") and iGenisys, Inc. (the "Parent Company").   This agreement reduces
to writing the oral employment agreements previously agreed to by the Company and Employee. In consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows, effective as of the date hereof:

1.   DUTIES AND SCOPE OF EMPLOYMENT.

     (a) Position. For the term of his employment under this Agreement ("EMPLOYMENT"), the Company agrees to employ Employee in the position of Vice President or in such other comparable position consistent with the Employee's experience, stature, and Base Compensation (as defined below), as the Company may subsequently assign to Employee.

     (b) Term of Employment. Employment shall continue until terminated by Employee, by Company or by insolvency of Company.

          (i.) Termination by Employee may be accomplished by provision of written resignation delivered to the Chief Executive Officer (CEO), or by delivery of written resignation to the Board of Directors.

          (ii.) Termination by Company may be accomplished by delivery of written notification or termination and is effective immediately.

         (iii.) Company may terminate Employee for good cause or without good cause.

          (iv.) Employee may terminate employment upon the insolvency of Company.

     (c) Obligations. During the term of his Employment, Employee shall devote his best effort to the business of the Company and shall not render business services to any competing person or entity whether on a compensated or non-compensated basis ("OTHER EMPLOYMENT") without the express prior approval of the CEO or the Board of Directors. The Employee shall serve as Vice President of the Company and shall have the usual and customary duties, responsibilities and authority of a Vice President subject to the power of the board of directors of the Company (the "BOARD"), the CEO , or any duly designated officer of the Company or Parent Company. The Board of Directors has the authority to (i) expand or limit such duties, responsibilities and authority and (ii) to override the actions of the Employee. The Employee shall report to the CEO, and shall perform his duties and responsibilities to the best of his abilities in a diligent and professional manner. Employee represents and warrants to the Company that he is under no contractual commitments inconsistent with his obligations under this Agreement.


     (d) Employment Commencement. Employee has been, and is a full-time employment with the Company at the time that this agreement is executed. Crawford's original employment date will be recorded as from October 1, 1995 the date of his first service with Bell controlled companies.

2.   CASH AND INCENTIVE COMPENSATION.

     (a) Salary. The Company shall pay Employee as compensation for his services a starting base salary at a rate of $11,250 per month (subject to annual increases as shall be determined by the Board of Director's) ("BASE COMPENSATION"). Such salary shall be paid in accordance with the Company's standard payroll procedures, but at least twice a month.

     (b) Options. The Employee will be granted options at the sole discretion of the Board under the Genisys 1999 Equity Incentive Plan. In subsequent years, the Employee is eligible for award of future options at the discretion of the Board. Prior to this written agreement the Employee was granted 470,000 options under the Genisys 1999 Equity Incentive Plan having an exercise price of $0.40 per share. In the event of a change in control in the Company or Parent Company unvested shares in the option grant will be immediately accelerated and become one hundred percent available to the employee as fully assessed and registered shares. A change in control would be a material shift in stock holdings enabling a different person or entity to exercise majority control in electing The Board of Directors.

     (c) Benefits. Employee shall be eligible to participate in such benefit programs offered by the Company, such as health, dental, life insurance, vision, long term disability, employee stock purchase plan, vacations and 401(k). The Company stipulates that it does not intend to purchase Director's and Officer's Liability Insurance, but agrees to defend the actions of the Employee unless the action is that of the Employee as defined in 3c below (for Cause).

     (d) Business Expenses. During the term of his Employment, Employee shall be authorized to incur necessary and reasonable travel, entertainment and other business expenses in connection with his duties hereunder. The Company may advance such expenses, and shall reimburse Employee for such expenses upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company's (and/or Genisys's) generally applicable policies.

     (e) Bonuses and Other Incentives. The Employee shall be entitled to participate in any bonuses or other incentive programs made available by the Company as the Board of Directors may determine to award in its sole discretion.

3.   AT WILL EMPLOYMENT.

     (a) Basic Rule. The Company agrees to employ the Employee and Employee agrees to commence employment with the Company, from the time set forth in
Section 1(d). Employee's Employment with the Company shall be "at will." This means that either Employee or the Company may terminate the Employee's Employment at any time for any reason, with or without Cause (as defined below). Any contrary representations which may have been made to the Employee shall be superseded by this Agreement. This Agreement shall constitute the full and complete agreement between the Employee and the Company on the "at will" nature of the Employee's Employment, which may only be changed in an express written agreement signed by the Employee and the CEO.

     (b)  Rights Upon Termination.

          (i) Upon Employee's voluntary termination of employment or the Company's termination of Employee's Employment for Cause, Employee shall only be entitled to the compensation, benefits and reimbursements described in Sections 1 and 2 for the period preceding the effective date of the termination and for such payments as may be required in Section 3, (b), (ii) of this document.

          (ii) In the event the Company terminates Employee's Employment without Cause, the Company shall be obligated to pay Employee (A) his then current Base Compensation until Employee becomes re-employed as an employee or consultant or for a six month term (the "Termination Payment Period"), which ever is shorter, but in no case less than three months, plus (B) all accrued but unpaid amounts payable to Employee pursuant to Section 2(d) of this Agreement (other than Base Compensation). If the Company terminates the Employee's employment based on a change in control (2.b.) or a diminishment of responsibilities, the Company shall be obligated to pay Employee his then current base compensation for a twelve month term. Base Compensation payable under this subsection shall be payable, at the Company's option, either (i) in accordance with the payroll practices of the Company or (ii) in a single lump sum payment equal to the aggregate amount of the payments. Upon such termination The Company shall also continue to provide Employee with all health insurance, and other employee insurance, subject to the terms, conditions and restrictions of the specific plans, through the end of the Termination Payment Period. If Employee meets eligibility terms, conditions and restrictions of COBRA, the Company will pay the COBRA premiums for Employee and, if covered prior to the termination, Employee's dependents. Insured benefits otherwise receivable by Employee pursuant to this Section 3(b)(ii) will be reduced to the extent comparable benefits are actually received by Employee during such period from another source. Thereafter, the Company shall have no obligation to make any further payments to or to provide any further benefits hereunder to Employee.

     (c) Cause. "CAUSE" as used herein shall mean Employee's, (i) commission of fraud or embezzlement, an act of moral turpitude, or of any tortious or unlawful act or a felony causing harm to the Company's business, standing or reputation, (ii) act of material dishonesty or fraud with respect to the Company, (iii) breach of his/her reasonable duty of loyalty or care to the Company, (iv) other misconduct that is materially detrimental to the Company as reasonably determined by a majority of the Board of Directors, (v) ongoing refusal or failure to perform Employee's duties other than as a result of Disability after receiving written notice describing his non-performance and being given a reasonable opportunity to cure such non-performance; (vi) deliberate and consistent refusal to conform to or follow any reasonable policy adopted by the Company's Board or lawful instructions of the CEO after receiving written notice describing his/her non-compliance and being given a five (5) business days opportunity to cure (to the extent curable) such non-compliance; or (vii) material breach of this Agreement, the Proprietary Information and Inventions Agreement between Employee and the Company.

4.   NON-COMPETITION.

     (a) General Terms. The parties acknowledge that it would be detrimental to the Company if Employee were to compete with the Company in any part of the Business (as defined below). As a result of the foregoing, the parties expressly acknowledge that the intention of the non-competition provisions contained in this Agreement are so that such provisions shall be enforceable pursuant to the provisions of Texas law.

     (b) Non-Competition During Employment. Employee agrees that during his Employment with the Company, Employee will not engage in Other Employment in competition with the Company. This non-competition includes, but is not limited to, development of project management software programs and consulting services.

     (c) Employee further covenants with Company that all trade secrets, processes, designs, concepts, formulas, data, standards, specifications, discoveries, improvements, inventions, computer software, computer programming code, techniques and know-how of the Company, or those with whom the Company transacts business, customer and client identity and contracts and information contained in or derived from the Company's client and customer lists and third-party agreements whether active, inactive or prospective, supplier and manufacturer identity and contracts, marketing and sales plans, product agreements, strategic contractual relationships, financial information, pricing information, product research and development, and all other concepts or ideas involving or reasonably related to the business of the Company, information received by the Company as to which there is a bona fide obligation, contractual or otherwise, on the part of the Company not to disclose same and not generally available to the public, and any information of the type similar to the information described above which the Company treats or regards as confidential or designates as proprietary or confidential, is confidential information and will be treated by an Employee as such, and that he will not hereafter, directly or indirectly, make use of such information or divulge any such information nor reveal any customer lists or other confidential information to any other person not related to the Company. The foregoing restrictions on disclosure of information shall not include (i) information that has properly come into the public domain, (ii) information learned by an Employee from a third party without an obligation of confidentiality, (iii) information gained or learned by an Employee independent of activities undertaken on behalf of Company, or (iv) information otherwise protected by applicable law, such as the information pertaining to patents or copyrights.

     (d) Any and all research, reports, memoranda, developments, inventions or discoveries, computer software, source code, modules, algorithms and the like, made, devised or developed by Employee during such time as he holds an Executive officer Position with the Company, either alone or jointly with others, pertaining to any of the business, properties or operations of the Company are deemed works for hire and are hereby assigned by Employee to the Company and shall remain the Company's sole, exclusive and separate property. Employee agrees to execute any assignments to the Company of his entire rights, title and interest in and to any trade secrets, copyrightable material, inventions, discoveries, reports or research, whether or not copyrightable, that may be requested by the Company. Any and all copyrightable and/or patentable material generated or developed by Employee for the Company, including, without limitation, source codes and computer programs and documentation pertaining thereto, shall be works for hire and considered the property and copyrights of the Company, and the Company shall have the right to register and hold same in its own name, free of any claim of Employee. All documentation containing or relating to any Confidential Information of the Company which Employee shall use or prepare or come into contact with, shall remain the sole and separate property of the Company, and upon the request of the Company, or upon termination of Employee's position as an officer, director or stockholder of the Company, all such materials shall be promptly returned to the Company, together with all copies thereof.

     (e) Non-Competition Following Termination of Employment. Subject to and except as set forth in Section 4(d), for purposes of this Section 4, the restricted period shall be, the period of Employment plus the period commencing with the date of termination of Employment and ending on (i) in the case of a termination of Employee's Employment by the Company for Cause or a termination of the Employee's Employment for any reason by Employee (other than Disability), a period of six months following such termination, and (ii) in the event of a termination of the Employee's Employment by the Company for any reason other than for Cause, a period of six months following such termination (the "RESTRICTED PERIOD"). During the Restricted Period, Employee shall not, as an employee, agent, consultant, advisor, independent contractor, general partner, officer, director, stockholder, investor, lender or guarantor of any corporation, partnership or other entity (or as a sole proprietorship or by way of another business), or in any other capacity, directly or indirectly:

          (i) Participate or engage in any business in which the Company is engaged, (or any business in which the Company or Genisys engages in during the term of Employment or, as at the termination of the term of Employment, is then actively preparing to engage (collectively, the "BUSINESS").

          (ii) Permit the name of Employee to be used in connection with a competitive Business.

     (f)  Exceptions.  Notwithstanding Subsection (c) above:

          (i) Employee may engage in a business that relates to the Business if Employee receives the prior written approval of the CEO to do so. Such written approval will not be unreasonably withheld if such outside employment business or activity would not be detrimental to the Company.

          (ii) Employee may own, directly or indirectly, solely as an investment, up to five percent (5%) of any class of "publicly traded securities" of any person or entity which owns a business that relates to the Business. For the purposes of this paragraph, the term "publicly traded securities" shall mean securities that are traded on a national securities exchange or listed on the Nasdaq Stock Market or SmallCap Markets.

         (iii) Employee shall not be prohibited from competing with the Business, if the Company or Genisys or their respective successors, and any entity deriving title to their goodwill or shares, cease to carry on a like Business therein or becomes insolvent or became insolvent prior to termination. Insolvent, for purposes of this agreement means the inability to satisfy Genisys' current financial obligations for at least 90 days.

          (iv) Nothing in this section is intended to prevent Employee from engaging in any activity which does not compete with the Company, and is not detrimental to the Company.

          (v) The Restricted Period shall end at such time that the Company ceases to compensate Employee.

5.   NON-SOLICITATION AND NON-DISCLOSURE.

     (a) Non-Solicitation. During the period commencing on the date of this Agreement and continuing through the "restricted period" in 4(c), Employee shall not directly or indirectly, personally or through others, solicit or attempt to solicit (on Employee's own behalf or on the behalf of any other person or entity) (i) any employee of the Company or any of the Company's affiliates to cease performing work or services for the Company or to perform work or services for any other party, (ii) any customer, supplier, licensee, or other business relations of the Company or Genisys (and/or its affiliates) for purpose of encouraging them to terminate their relationship with the Company or Genisys (and/or its affiliates) or in any way interfere with the relationship between such customer, supplier, licensee, or business relationship, on the one hand, and the Company or Genisys (and/or its affiliates), on the other hand, or (iii) any person who was an employee of the Company or Genisys (on any of its affiliates) within six (6) months after Employee's Employment was terminated, unless Genisys (and/or its affiliates) becomes or is insolvent.

     (b) Non-Disclosure. Employee shall enter into a Non-Disclosure/Trade Secrets Agreement with the Company, which is attached hereto as Exhibit B

6.   MISCELLANEOUS PROVISIONS.

     (a) Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or three days after deposit in the U.S. registered mail, return receipt requested and postage prepaid. In the case of Employee, mailed notices shall be addressed to him at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary; with copy to Genisys, 654 North Belt East, Suite 310, Houston, Texas 77060 or such other address properly changed.

     (b) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Employee and by an authorized officer of the Company (other than Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

     (c) Whole Agreement; Modifications. Except for the Proprietary Information and Inventions Agreement, and the Non-Disclosure/Trade Secrets Agreement, and no other agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. A modification of this Agreement shall be valid only if it is made in writing and executed by both parties hereto.

     (d) Withholding Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law.

     (e) CHOICE OF LAW. THE VALIDITY, INTERPRETATION, CONSTRUCTION AND PERFORMANCE OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF TEXAS.

     (f) Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof. The parties hereto further agree to replace such invalid, illegal or unenforceable provision of this Agreement with a valid, legal and enforceable provision that will achieve, to the extent possible, the economic, business and other reasonable purposes of such invalid, illegal or unenforceable provision.

     (g)  No Assignment of this agreement may be made by either party.

          (i) Company's Successors. This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets. For all purposes under this Agreement, the term "COMPANY" shall include any successor to the Company's business and/or assets which becomes bound by this Agreement.

          (ii) Employee's Successors. This Agreement and all rights of Employee may not be transferred or assigned by Employee at any time without the prior written consent of the Company authorized by a duly adopted Board resolution; and shall inure to the benefit of, and be enforceable by, Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

         (iii) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     (i) Joint Participation in Preparation of Agreement. The parties hereto participated jointly in the negotiation and preparation of this Agreement and each party has had the opportunity to obtain the advice of legal counsel and to review, comment upon, and redraft this Agreement. Accordingly, it is agreed that no rule of construction shall apply against any party in favor of any party. This Agreement shall be construed as if the parties jointly prepared it, and any uncertainty or ambiguity shall not be interpreted against any one party and in favor of the other.

     (j) Remedies. In the event of a breach or threatened breach by the Company or Employee of any of the provisions of this agreement, the Employee or Company shall be entitled to an injunction, as may be permitted under Texas law, restraining the Employee or the Company from such breach and/or in the case of an injunction in favor of the Company or Employee, from rendering any services to any person, firm, corporation, association, or other entity receiving (or to receive) the benefit of such breach, since the remedy at law would be inadequate and insufficient.

      (k) DAMAGES. In addition, the Employee or Company shall be entitled to such damages as he or it can show he or it has sustained by reason of such
breach.   As among themselves, the parties agree that the prevailing party shall bear the costs and expenses of enforcing the provisions of the Agreement. Nothing herein contained shall be construed as prohibiting the Employee or Company from pursuing any other remedies available for such breach or threatened breach or any other breach of this Agreement at law or in equity or otherwise.


IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.


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                                   [EMPLOYEE]


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                                   GENISYS INFORMATION SYSTEMS, INC.

                                   BY:
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                                   NAME:
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                                   TITLE:
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